FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Lori Mayer
Investor Relations
610-925-2000

GENESIS HEALTHCARE CORPORATION
REPORTS THIRD QUARTER FISCAL 2005 RESULTS

•	Strong Cash Flow From Operations of $51.7 Million Continues to Fund Enhanced Capital Spending, Debt Repayment and Stock Repurchase

•	Operating Results In Line with Expectations

•	Leverage Profile Continues to Decline

KENNETT SQUARE, PA – (August 1, 2005) –Genesis HealthCare Corporation (“GHC”) (NASDAQ:GHCI) today announced income from continuing operations of $9.0 million, or $0.44 per diluted share, and net income of $7.6 million, or $0.38 per diluted share, for the quarter ended June 30, 2005, up from income from continuing operations of $7.6 million, or $0.38 per diluted share, and net income of $6.7 million, or $0.33 per diluted share, in the comparable period in the prior year.

For the nine months ended June 30, 2005, income from continuing operations was $32.9 million, or $1.61 per diluted share, and net income was $32.0 million, or $1.56 per diluted share, up from pro forma income from continuing operations of $20.0 million, or $1.00 per diluted share, and pro forma net income of $17.1 million, or $0.85 per diluted share, in the comparable period in the prior year. Pro forma results in the prior year period assume the December 1, 2003 spin-off of GHC from NeighborCare, Inc. occurred on October 1, 2003. (See attached pro forma financial information beginning on page 12).

Revenue for the quarter ended June 30, 2005 grew 9.0% to $409.0 million from $375.3 million in the comparable period in the prior year. Revenue for the nine months ended June 30, 2005 grew 12.7% to $1,262.6 million from $1,120.3 million in the comparable period in the prior year. Revenue growth in the current quarter and year to date period is primarily attributed to rate growth and the recognition of provider assessments implemented in three states since the prior year periods.

EBITDA for the quarter ended June 30, 2005 grew 2.6% to $30.9 million, up from $30.1 million of EBITDA for the comparable period in the prior year. (See attached reconciliation on page 7). Significantly, EBITDA in the quarter ended June 30, 2005 was reduced by $6.9 million, or $0.21 per diluted share, for charges related to the early extinguishment of debt. EBITDA in the quarter ended June 30, 2004 was reduced by $0.4 million, or $0.01 per diluted share, also for charges related to the early extinguishment of debt.

EBITDA for the nine months ended June 30, 2005 grew 19.8% to $105.3 million, up from $87.9 million of EBITDA for the comparable period in the prior year. (See attached reconciliation on page 7). EBITDA in the nine months ended June 30, 2005 benefited from $6.4 million, or $0.19 per diluted share, in prior period provider assessments realized in the second quarter of 2005 and was reduced by $11.8 million, or $0.35 per diluted share, for charges related to the early extinguishment of debt. EBITDA in the nine months ended June 30, 2004 was reduced by $1.3 million, or $0.04 per diluted share, also for charges related to the early extinguishment of debt.

“Overall, our performance was in line with expectations despite seasonal softness in occupancy and a challenging rehabilitation therapy environment,” stated George V. Hager, Jr., Chairman and CEO. “The occupancy decline this quarter is consistent with the decline we experienced in the third quarter last year. We are encouraged, however, by positive occupancy trends in the last half of June and through July. Our results this quarter were supported by continued execution of operational efficiencies and reduced costs of capital.”

Also, during the quarter, the Company recorded the following adjustments:

•	A favorable adjustment from recently settled cost reports resulting in increased EBITDA and net income of $4.3 million and $2.6 million ($0.13, per diluted share), respectively;
•	An unfavorable adjustment resulting in reduced EBITDA and net income of $3.0 million and $1.8 million ($0.09 per diluted share), respectively, from a correction in the way in which the Company accounts for its investment in Genesis HealthCare common stock held in a Company sponsored benefit plan. In connection with this accounting correction, GHC’s higher stock price during the current quarter further reduced EBITDA and net income $0.4 million and $0.2 million ($0.01, per diluted share), respectively. This matter is described in more detail under the section labeled “Non-Qualified Deferred Compensation Plan”;
•	An unfavorable non-cash adjustment resulting in reduced EBITDA and net income of $0.9 million and $0.5 million ($0.03 per diluted share), respectively, from the write-off of the unamortized carrying value of time clocks replaced in connection with the roll-out of a new labor management system; and
•	A favorable adjustment of income taxes representing tax credits recognized in the current quarter resulting in an increase in net income of $0.6 million ($0.03 per diluted share).

Inpatient Services
Inpatient services net revenue of $367.0 million in the quarter ended June 30, 2005 grew 10.0%, or $33.5 million, from $333.5 million in the comparable period in the prior year. While occupancy declined 100 basis points in the quarter, strong third party payor rate growth, provider assessments and higher patient acuity contributed to the net revenue growth. Medicare rates grew 4.4% as a result of the October 1, 2004 Medicare rate increases, as well as higher Medicare patient acuity.

Inpatient services EBITDA of $52.6 million in the quarter ended June 30, 2005 grew 28.8%, or $11.8 million, from $40.9 million in the comparable period in the prior year. The Company’s operational improvement plan continues to benefit the inpatient services segment as agency labor costs decreased this quarter by 17.0% on a per patient day basis versus the comparable period in the prior year, primarily due to a reduction in professional (RN/LPN) agency utilization. This improvement was achieved while continuing to increase patient acuity without a significant change in overall nursing hours per patient day.

Rehabilitation Services
Rehabilitation services revenues grew to $52.8 million in the quarter ended June 30, 2005 versus $50.4 million in the comparable period in the prior year. Rehabilitation services EBITDA decreased to $2.3 million in the quarter ended June 30, 2005 versus $4.6 million in the comparable period in the prior year. The rehabilitation services performance was negatively impacted by increasing pricing pressure, increasing therapist salary costs as a result of a shortage of therapists, and increased therapist recruitment costs.

Balance Sheet and Cash Flow
GHC generated operating cash flow of $51.7 million in the quarter. The Company ended the quarter with $377.7 million of debt and $113.3 million in cash. During the quarter, GHC repurchased 96,600 shares of its common stock for $4.4 million and $47.3 million principal amount of 8% senior subordinated notes due 2013.

Capital spending in the quarter increased to $17.0 million, totaling $40.0 million for the year to date period. “We believe our facility and information system modernization efforts are on target for total capital expenditures of $50 to $60 million in fiscal 2005,” stated James V. McKeon, Chief Financial Officer. “Capital spending continues to ramp up as we invest in best-in-class information systems and in the renovation of our facility portfolio. We look to these investments to provide the base for our future growth through improved efficiency within our clinical operations and a stronger competitive position within our markets. At the same time, we continue to explore other alternatives to deploy capital to enhance shareholder return.”

Medicare Update
On July 28, 2005, the Centers for Medicare and Medicaid Services (CMS) issued a final rule for Medicare reimbursement for fiscal 2006. “While we are still evaluating the final rule, we believe the change will have a negative impact to Medicare rates starting January 1, 2006,” stated Hager. “Effective October 1, 2005, we estimate that our Medicare rates will increase by $10 per patient day. Starting January 1, 2006, we estimate that our Medicare rates could be reduced by as much $20 per day as a result of RUGs refinement. Thus, our Medicare rates could decline by $10 per patient day off of our current Medicare per diems effective January 1, 2006.”

Other Updates
Net Operating Loss Carryforward
As a result of NeighborCare’s filing of its consolidated federal tax return for the year ended September 30, 2004, GHC estimates its remaining net operating loss carryforward (NOL) to be approximately $128 million as of June 30, 2005 with an annual utilization limitation of $33 million. The NOL continues to be subject to a 100% valuation allowance.

Insurance Renewal
During the third quarter, GHC completed its annual liability insurance renewal process for the June 2005 – 2006 policy year. The annual expense on the insurance program increased by inflationary levels and the program retains both per occurrence and aggregate coverage levels of the prior year policy.

Outlook
GHC is revising its fiscal 2005 GAAP earnings guidance to a range of $2.19 to $2.24 per diluted share from continuing operations. GHC's financial statements and earnings guidance are presented on a GAAP basis. As a consequence, certain adjustments such as charges for early extinguishment of debt are included in GHC's financial results, but were not considered in its previously communicated earnings guidance. Reference to the following compilation will assist investors in understanding changes to GHC's previously communicated earnings guidance.

		Fiscal 2005

		Low End	High End

Diluted EPS from continuing operations (previously communicated)		$2.40	$2.45
Third fiscal quarter events:
Loss on early extinquishment of debt charges	(1)	(0.21)	(0.21)
Adjustments to income taxes	(1)	0.03	0.03

		2.22	2.27
Management revision to previously communicated guidance	(2)	(0.03)	(0.03)

Diluted EPS from continuing operations		$2.19	$2.24

(1) -	Loss from early extinquishment of debt charges of $6.9 million and the recognition of $0.6 million of tax credits during the three months ended June 30, 2005 were not considered in GHC's previously communicated earnings guidance.

(2) -	Management revision to previously communicated guidance is principally due to a lower level of earnings in the rehabilitation services segment and reduced Medicaid rate growth.

Non-Qualified Deferred Compensation Plan
During the quarter, the Company determined that its accounting for GHC common stock held in its “rabbi trust” did not conform with Emerging Issues Task Force (EITF) Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in Rabbi Trust and Invested.” Specifically, the Company has determined that investments in Company common stock held in the trust should be treated in a manner similar to treasury stock. Consequently, changes in the fair value of GHC common stock held by the trust have the effect of increasing or decreasing compensation cost with no corresponding adjustment to investment earnings resulting from such changes in fair value. In effect, EITF Issue No. 97-14 requires companies with plan types like GHC’s to recognize non-cash fluctuations in Company common stock through earnings, to the extent deferred compensation plan participants elect to invest their deferrals in GHC common stock.

Basis of Presentation
The accompanying financial information through November 30, 2003 was prepared on a basis which reflects the historical financial information of GHC assuming the operations of NeighborCare, Inc. contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NeighborCare, Inc. Beginning December 1, 2003, the accompanying financial information has been prepared on a basis which reflects the net operations of GHC as a stand alone entity. The allocation methodologies followed in preparing the accompanying financial information prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows, or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone entity for all periods presented.

Conference Call
Genesis HealthCare Corporation will hold a conference call at 10:00 a.m. Eastern Time on Tuesday, August 2, 2005 to discuss the results. Investors can access the conference call by phone at (888) 798-1823 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. Genesis also supplies contract rehabilitation therapy to over 650 healthcare providers in 18 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate,""believe,""plan,""estimate,""expect,""intend,""may," “target,” “appears” and similar expressions. Such forward looking statements include, without limitation, the effect of the spin-off on our operations, expected reimbursement rates, including RUGs changes, our net operating loss carryforwards, agency labor utilization, debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, levels of capital spending, and our anticipated results of operations for fiscal 2005. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; changes in interest expense; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	June 30, 2005	June 30, 2004

Net revenues	$408,971	$375,273
Operating expenses:
Salaries, wages and benefits	251,945	242,219
Other operating expenses	112,633	95,580
Loss on early extinguishment of debt	6,933	425
Lease expense	6,538	6,919
Depreciation and amortization expense	12,723	11,337
Interest expense	5,096	6,854
Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	13,103	11,939
Income tax expense	4,775	4,874
Income before equity in net income of unconsolidated
affiliates and minority interests	8,328	7,065
Equity in net income of unconsolidated affiliates	591	746
Minority interests	72	(170)

Income from continuing operations	8,991	7,641
Loss from discontinued operations, net of taxes	(1,350)	(919)

Net income	$7,641	$6,722

Per common share data:
Basic:
Income from continuing operations	$0.46	$0.38
Loss from discontinued operations	(0.07)	(0.05)
Net income	$0.39	$0.34
Weighted average shares	19,619,845	19,963,778

Diluted:
Income from continuing operations	$0.44	$0.38
Loss from discontinued operations	(0.07)	(0.05)
Net income	$0.38	$0.33
Weighted average shares	20,260,790	20,127,739

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED JUNE 30, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	Nine months ended
	June 30, 2005	June 30, 2004

Net revenues	$1,262,564	$1,120,264
Operating expenses:
Salaries, wages and benefits	758,300	717,397
Other operating expenses	367,071	292,682
Loss on early extinguishment of debt	11,765	1,253
Lease expense	20,119	21,036
Depreciation and amortization expense	37,248	34,365
Interest expense	17,989	20,203

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	50,072	33,328
Income tax expense	19,154	13,546

Income before equity in net income of unconsolidated
affiliates and minority interests	30,918	19,782
Equity in net income of unconsolidated affiliates	2,381	1,770
Minority interests	(352)	(329)

Income from continuing operations	32,947	21,223
Loss from discontinued operations, net of taxes	(991)	(2,921)

Net income	$31,956	$18,302

Per common share data (1):
Basic:
Income from continuing operations	$1.67	$1.07
Loss from discontinued operations	(0.05)	(0.15
Net income	$1.62	$0.92
Weighted average shares	19,758,715	19,928,517

Diluted:
Income from continuing operations	$1.61	$1.06
Loss from discontinued operations	(0.05)	(0.15)
Net income	$1.56	$0.91
Weighted average shares	20,445,706	20,043,453

(1) – The computation of per common share data in the nine months ended June 30, 2004 was prepared on a pro forma basis assuming that the common shares of GHC distributed on December 1, 2003 in connection with the spin-off were outstanding since October 1, 2003.

GENESIS HEALTHCARE CORPORATION
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

	Three months ended		Nine months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net income	$7,641	$6,722	$31,956	$18,302
Add back:
Loss from discontinued operations, net of taxes	1,350	919	991	2,921
Equity in net income of unconsolidated affiliates	(591)	(746)	(2,381)	(1,770)
Minority interests	(72)	170	352	329
Income tax expense	4,775	4,873	19,154	13,546
Interest expense	5,096	6,854	17,989	20,203
Depreciation and amortization expense	12,723	11,336	37,248	34,365

EBITDA	$30,922	$30,128	$105,309	$87,896

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2005	September 30, 2004

Assets:
Current assets:
Cash and equivalents	$113,253	$126,071
Current portion of restricted investments
in marketable securities	33,775	29,887
Accounts receivable, net	190,855	164,622
Prepaid expenses and other current assets	27,826	33,526
Current portion of assets held for sale	1,400	6,267

Total current assets	367,109	360,373

Property and equipment, net	723,990	695,511
Assets held for sale	2,511	2,511
Restricted investments in marketable securities	66,338	65,121
Other long-term assets	97,694	116,854

Total assets	$1,257,642	$1,240,370

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$4,167	$27,230
Accounts payable and accrued expenses	158,922	150,661
Current portion of self-insurance liability reserves	33,775	29,887

Total current liabilities	196,864	207,778

Long-term debt	373,499	375,841
Self-insurance liability reserves	54,768	62,920
Other long-term liabilities	36,620	28,858
Commitments and contingencies

Shareholders' equity:
Common stock	204	200
Additional paid-in-capital	573,652	547,841
Retained earnings	52,460	20,504
Accumulated other comprehensive (loss) income	(440)	221
Treasury stock, at cost	(25,158)	—
Common stock held in deferred compensation plan	(4,827)	(3,793)

Total shareholders’ equity	595,891	564,973

Total liabilities and shareholders’ equity	$1,257,642	$1,240,370

Note: Certain balances have been reclassified to conform with current presentation.

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JUNE 30, 2005 AND 2004
(IN THOUSANDS)

	Three months ended
	June 30, 2005	June 30, 2004
Cash flows from operating activities:
Net income	$7,641	$6,722
Net charges included in operations not requiring funds	31,880	18,953
Changes in assets and liabilities:
Accounts receivable	36,449	6,963
Accounts payable and accrued expenses	(27,466)	(2,485)
Other, net	3,187	(6,352)

Total adjustments	44,050	17,079

Net cash provided by operating activities	51,691	23,801

Cash flows from investing activities:
Capital expenditures	(16,951)	(6,184)
Net sales (purchases) of restricted marketable securities	8,716	(5,936)
Purchase of eldercare centers and lease amendments	(1,866)	(203)
Proceeds from sales of eldercare assets	1,372	7,268
Other, net	(1,318)	2,260

Net cash used in investing activities	(10,047)	(2,795)

Cash flows from financing activities:
Repayment of long-term debt	(48,263)	(31,820)
Debt issuance costs and debt prepayment premium	(5,442)	—
Purchase of common stock for treasury	(4,364)	—
Proceeds from exercise of stock options	3,511	—

Net cash used in financing activities	(54,558)	(31,820)

Net decrease in cash and equivalents	$(12,914)	$(10,814)
Cash and equivalents:
Beginning of period	126,167	125,958

End of period	$113,253	$115,144

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JUNE 30, 2005 AND 2004
(IN THOUSANDS)

	Nine months ended
	June 30, 2005	June 30, 2004
Cash flows from operating activities:
Net income	$31,956	$18,302
Net charges included in operations not requiring funds	81,116	59,482
Changes in assets and liabilities:
Accounts receivable	(22,734)	(1,362)
Accounts payable and accrued expenses	12,972	20,718
Other, net	7,277	3,024

Total adjustments	78,631	81,862

Net cash provided by operating activities	110,587	100,164

Cash flows from investing activities:
Capital expenditures	(40,045)	(21,030)
Net purchases of restricted marketable securities	(5,476)	(6,261)
Purchase of eldercare centers and lease amendments	(7,208)	(48,976)
Proceeds from sales of eldercare assets	6,664	15,074
Other, net	67	2,571

Net cash used in investing activities	(45,998)	(58,622)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	180,000	410,000
Repayment of long-term debt	(224,575)	(280,304)
Debt issuance costs and debt prepayment premium	(14,303)	(9,337)
Purchase of common stock for treasury	(25,158)	—
Proceeds from exercise of stock options	6,629	—
Net transactions with NCI, prior to the spin-off	—	(55,548)

Net cash (used in) provided by financing activities	(77,407)	64,811

Net (decrease) increase in cash and equivalents	$(12,818)	$106,353
Cash and equivalents:
Beginning of period	126,071	8,791

End of period	$113,253	$115,144

GENESIS HEALTHCARE CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended		Nine months ended
Segment Data (dollars in thousands)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Inpatient services
Revenue	$366,974	$333,499	$1,130,882	$997,549
EBITDA – $	52,638	40,872	158,406	120,256
EBITDA – %	14.3%	12.3%	14.0%	12.1%
Rehabilitation therapy services (including intersegment amounts)
Revenue	$52,823	$50,379	$157,894	$146,909
EBITDA – $	2,306	4,637	8,495	13,285
EBITDA – %	4.4%	9.2%	5.4%	9.0%

	Three months ended		Nine months ended
Selected Operating Statistics	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Occupancy – Licensed Beds	89.4%	90.4%	90.0%	90.9%

Patient Days:
Private and other	326,166	328,036	978,866	990,459
Medicare	266,383	260,549	799,701	793,747
Medicaid	1,064,852	1,073,315	3,218,247	3,218,477

Total Days	1,657,401	1,661,900	4,996,814	5,002,683

Per Diems:
Private and other	$210.79	$202.29	$208.27	$201.99
Medicare	367.25	351.63	367.18	348.69
Medicaid (1)	178.24	167.10	178.74	165.36

Nursing labor costs per patient day:
Employed labor	$82.50	$78.02	$81.75	$77.05
Agency labor	3.32	4.00	3.34	4.53

Total	$85.82	$82.02	$85.09	$81.58

End of period:	Inpatient Licensed Beds	Inpatient Facility Count
Owned
- Skilled Nursing	15,225	120
- Assisted Living	862	7

Total Owned	16,087	127
Leased
- Skilled Nursing	3,663	25
- Assisted Living	557	6

Total Leased	4,220	31

Total Owned and Leased (Consolidated)	20,307	158

Jointly Owned
- Skilled Nursing	1,954	14
- Assisted Living	656	5

Managed
- Skilled Nursing	2,499	20
- Assisted Living	671	5
- Transitional Care Units	331	13

Total Jointly Owned and Managed– (Unconsolidated)	6,111	57

(1) - Medicaid per diems exclude any retroactive provider assessments that do not relate to the period presented.

GENESIS HEALTHCARE CORPORATION
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statement presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in GHC’s annual report on Form 10-K filed on December 14, 2004.

The following unaudited pro forma condensed statement of operations for the nine months ended June 30, 2004 is presented as if the spin-off of GHC occurred on October 1, 2003.

The unaudited pro forma condensed financial statement is presented for informational purposes only and is not necessarily indicative of what our financial position and results of operations actually would have been for the period presented if the spin-off occurred on October 1, 2003, nor does such financial statement purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed financial statement. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC been completed on the aforesaid effective date for purposes of the pro forma results.

GENESIS HEALTHCARE CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
NINE MONTHS ENDED JUNE 30, 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Historical	Pro Forma

	GHC	Adjustments		GHC

Net revenues	$1,120,264	$—		$1,120,264

Expenses:
Operating expenses	1,011,332	—		1,011,332
Lease expense	21,036	—		21,036
Depreciation and amortization expense	34,365	88	(1)	34,453
Interest expense	20,203	1,864	(2)	22,067

Income before income tax expense
equity in net income of unconsolidated
affiliates and minority interests	33,328	(1,952)		31,376

Income tax expense	13,546	(773)	(3)	12,773

Income before equity in net income
of unconsolidated affiliates and minority
interests	19,782	(1,179)		18,603

Equity in net income of unconsolidated affiliates	1,770	—		1,770

Minority interests	(329)	—		(329)

Income from continuing operations	21,223	(1,179)		20,044
Loss from discontinued operations, net of taxes	(2,921)	—		(2,921)

Net income	$18,302	$(1,179)		$17,123

Per common share data:
Basic:
Income from continuing operatons	$1.07			$1.01
Loss from discontinued operations	(0.15)			(0.15)
Net income	$0.92			$0.86
Weighted average shares	19,928,517			19,928,517

Diluted:
Income from continuing operatons	$1.06			$1.00
Loss from discontinued operations	(0.15)			(0.15)
Net income	$0.91			$0.85
Weighted average shares	20,043,453			20,043,453

See accompanying Notes to the Unaudited Pro Forma Condensed Statement of Operations.

GENESIS HEALTHCARE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

General note:

The unaudited pro forma condensed statement of operations reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations for the nine months ended June 30, 2004, assuming the spin-off occurred on October 1, 2003.

(1)	Represents the amortization of estimated deferred financing fees and expenses related to our post spin-off financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the then existing indebtedness.
Nine months ended June 30, 2004
(in thousands)

Historical financing fee amortization	$(54)
New financing fee amortization	142

$88

(2)	Reflects the increase in estimated interest expense for the months of October and November 2003 based upon theincurrence of incremental debt following the spin-off and an estimated weighted borrowing average rate of 6.8% following the spin-off.

Debt service under our post spin-off senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and / or our operating performance. A variance of 1/8% in variable rates of interest would change interest expense by approximately $165 thousand for the nine months ended June 30, 2004.

(3)	Income tax expense is reported at an estimated effective tax rate of 39.6%.

GENESIS HEALTHCARE CORPORATION
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

The following reconciliation of net income to EBITDA supports the calculation of debt to EBITDA, which has and will be included in certain presentations made to the investment community. The calculation of the ratio of debt to EBITDA includes EBITDA, which is a non-GAAP financial measure. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three months ended
	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005

Net income	$6,006	$5,574	$6,722	$10,771	$10,848	$13,467	$7,641
Add back:
Loss (income) from discontinued
operations, net of taxes	1,425	577	919	(246)	(523)	164	1,350
Equity in net income of
unconsolidated affiliates	(558)	(466)	(746)	(465)	(1,111)	(679)	(591)
Minority interests	75	84	170	133	271	153	(72)
Income tax expense	4,743	3,929	4,873	7,245	6,482	7,897	4,775
Interest expense	5,821	7,528	6,854	6,782	6,632	6,261	5,096
Depreciation and amortization expense	11,564	11,464	11,336	11,941	11,319	13,206	12,723

EBITDA	$29,076	$28,690	$30,128	$36,161	$33,918	$40,469	$30,922

Loss on early extinguishment of debt (1)	$173	$655	$425	$439	$543	$4,289	$6,933

CALCULATION OF DEBT TO EBITDA (IN THOUSANDS, EXCEPT DEBT RATIO)

				September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005

12 months trailing EBITDA (A)				$124,055	$128,897	$140,676	$141,470
Total debt at end of period (B)				403,071	378,321	423,862	377,666

Ratio of debt to EBITDA (B) / (A)				3.25	2.94	3.01	2.67

CALCULATION OF DEBT TO NET INCOME (IN THOUSANDS, EXCEPT DEBT RATIO)

				September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005

12 months trailing net income (C)				$29,073	$33,915	$41,808	$42,727
Total debt at end of period (D)				403,071	378,321	423,862	377,666

Ratio of debt to net income (D) / (C)				13.86	11.15	10.14	8.84

(1) Loss on extinguishment of debt is included for informational purposes only